Orion Marine Group Updates Investors
HOUSTON, September 20, 2013 -- Orion Marine Group, Inc. (NYSE: ORN) (the "Company"), a leading heavy civil marine contractor serving the infrastructure sector, today is providing it's investors an update on the Company's outlook and end markets.
Market Outlook
The Company continues to enjoy a steady demand for its heavy civil marine construction services, and overall, has continued to see a healthy pace of bid opportunities, particularly in the private sector. Quarter to date, the Company has bid on approximately $290 million worth of opportunities and was successful on approximately $65 million, representing a win rate of approximately 22%. Additionally, the Company currently has approximately $175 million worth of bids outstanding of which it is the apparent low bidder on approximately $85 million. The Company reminds investors that the timing and size of awards can and does affect the win rate in any particular quarter.
The Company has seen the start date on some jobs, particularly those involving dredging services, move to future periods to meet customer demands. This is a normal occurrence in the construction industry, but can create uncertain, choppy results and cause temporary underutilization of assets, as the Company has seen in the third quarter. Additionally, the Company has experienced an increase in certain job costs associated with differing site conditions, which should result in recovery through change orders in future periods. Given the timing of these developments, profitability in the third quarter is unlikely; however, the Company expects to have positive EBITDA in the period. Additionally, the gaps in our schedule may continue into the fourth quarter as several large jobs begin. However, these changes, particularly the shift in job start dates and recovery through change orders, should benefit 2014 results. Sustained increases in backlog, a steady level of identified projects in the Company's market tracking database, and continued strong demand from the private sector demonstrates the market for the Company's services has not diminished and should lead to full year 2014 profitable results.
Federal Update
As the federal government enters into the final days of its 2013 fiscal year, a budget or continuing resolution fund fiscal year 2014 has yet to be passed. Additionally, the Company continues to monitor the progress of The Water Resources Development Act (WRDA) of 2013 (Senate Bill 601), which passed the Senate in June and awaits action by the House of Representatives.
Regarding coastal restoration opportunities, the second portion of the two-part federal trial in New Orleans, which will determine the amount of oil released in the 2010 gulf oil spill, is set to begin within the next month. Once a quantity has been found, Clean Water Act fines will then be levied against the responsible parties, 80% of which will go towards funding the RESTORE Act, which will fund coastal restoration opportunities in the five Gulf Coast States.
State Update
As the Company has seen throughout 2013, bridge opportunities from various state Departments of Transportation remain a steady source of bid opportunities. The Company continues to execute on several bridge projects throughout its operating regions and expects this trend to continue with the current transportation bill in place. However, bid pricing remains pressured for these projects due to macro-economic conditions.
Local & Private Update
Capital improvement plans continue to be implemented in various stages by local port authorities across the Company's geographic region in order to prepare for larger ships transiting the expanded Panama Canal, which is scheduled for completion in mid-2015. As mentioned previously, the Company continues to enjoy strong demand from within the private sector as energy sector clients continue to expand and refurbish their waterside infrastructure.
About Orion Marine Group

Orion Marine Group, Inc. provides a broad range of marine construction and specialty services on, over and under the water along the Gulf Coast, the Atlantic Seaboard, the West Coast, Alaska, Canada, and the Caribbean Basin and acts as a single source turn-key solution for its customers' marine contracting needs. Its heavy civil marine construction services include marine transportation facility construction, marine pipeline construction, marine environmental structures, dredging, and specialty services. Its specialty services include salvage, demolition, diving, surveying, towing and underwater inspection, excavation and repair. The Company is headquartered in Houston, Texas and has a near 100-year legacy of successful operations.

Forward-Looking Statements

The matters discussed in this press release may constitute or include projections or other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, the provisions of which the Company is availing itself. Certain forward-looking statements can be identified by the use of forward-looking terminology, such as 'believes', 'expects', 'may', 'will', 'could', 'should', 'seeks', 'approximately', 'intends', 'plans', 'estimates', or 'anticipates', or the negative thereof or other comparable terminology, or by discussions of strategy, plans, objectives, intentions, estimates, forecasts, assumptions, or goals. In particular, statements regarding future operations or results, including those set forth in this press release, and any other statement, express or implied, concerning future operating results or the future generation of or ability to generate revenues, income, net income, profit, EBITDA, EBITDA margin, or cash flow, including to service debt, and including any estimates, forecasts or assumptions regarding future revenues or revenue growth, are forward-looking statements. Forward looking statements also include estimated project start dates, expected project duration, estimated project completion dates, anticipated revenues, and contract options which may or may not be awarded in the future, including the statements set forth above in this press release. Forward looking statements involve risks, including those associated with the Company's fixed price contracts, unforeseen productivity delays that may alter the final profitability of the contract, cancellation of the contract by the customer for unforeseen reasons, delays or decreases in funding by the customer, and any potential contract options which may or may not be awarded in the future, which awards are in the sole discretion of the customer. Past performance is not necessarily an indicator of future results. In light of these and other uncertainties, the inclusion of forward-looking statements in this press release should not be regarded as a representation by the Company that the Company's plans, estimates, forecasts, goals, intentions, or objectives will be achieved or realized. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update information contained in this press release whether as a result of new developments or otherwise.

Please refer to the Company's Annual Report on Form 10-K, filed on March 6, 2013, which is available on its website at www.orionmarinegroup.com or at the SEC's website at www.sec.gov, for additional and more detailed discussion of risk factors that could cause actual results to differ materially from our current expectations, estimates or forecasts.

SOURCE: Orion Marine Group, Inc.
Orion Marine Group, Inc.
Chris DeAlmeida, Vice President Finance & Accounting, 713-852-6506
Drew Swerdlow, Sr. Analyst, Finance & Investor Relations, 713-852-6582